EXHIBIT 15.2

[Zhong Lun Law Firm Letterhead]

April 17, 2015

JD.com, Inc.

10th Floor, Building A, North Star Century Center
No. 8 Beichen West Street
Chaoyang District, Beijing 100101

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure” and “Item 4.C. Information on the Company—Organizational Structure” in JD.com, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2014 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2015, and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-198578) pertaining to JD.com, Inc.’s Share Incentive Plan of the summary of our opinion under the headings “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure” and “Item 4.C. Information on the Company—Organizational Structure” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Zhong Lun Law Firm